AMENDED

INVESTMENT ADVISORY AGREEMENT

SCHEDULE B

            Listed below are the portfolios of Calvert Variable Series, Inc. that are entitled to receive investment advisory services from Calvert Asset Management Company, Inc. (the “Advisor”) under the Investment Advisory Agreement dated November 18, 2006, and which will pay fees calculated at the following annual rates to the Advisor pursuant to Section 3 of the Agreement:

1.	Calvert VP Small Cap Growth Portfolio	0.85%
2.	Calvert VP Money Market Portfolio	0.20%
3.	Calvert VP Mid Cap Value Portfolio	0.92%
4.	Calvert VP SRI Strategic Portfolio	0.75%

            For its services under this Investment Advisory Agreement, Advisor is entitled to receive the fees indicated above based on average net assets.

Effective:  April 30, 2010

CALVERT VARIABLE SERIES, INC.

By: /s/ William M. Tartikoff
William M. Tartikoff, Esq.
Vice President and Secretary

CALVERT ASSET MANAGEMENT COMPANY, INC.

By: /s/ Ronald M. Wolfsheimer
Ronald M. Wolfsheimer
Chief Financial and Administrative Officer
and Senior Vice President